Exhibit 99.1

Nash Finch Company	NEWS RELEASE
Nash Finch Reports Fourth Quarter and Fiscal 2009 Results
Fiscal 2009 Sales Increased 12.5% Driven By Military Segment Acquisition
Free Cash Flow Return on Net Assets Exceeded 10% Target Second Year in a Row
MINNEAPOLIS (March 4, 2010) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the 12 week and 52 week periods ended January 2, 2010.
Financial Results
Sales for fiscal 2009 were $5.213 billion compared to $4.633 billion in the prior-year, an increase of 12.5%. Excluding the $683.3 million of sales attributable to the acquisition of three military distribution centers on January 31, 2009 and the extra week of sales in fiscal 2008, total company comparable sales for fiscal 2009 decreased 0.6%. Sales for the 12 week fourth quarter of fiscal 2009 were $1.222 billion compared to $1.188 billion in the 13 week prior-year quarter, an increase of 2.9%. Excluding the additional sales attributable to the three acquired military distribution centers of $174.8 million and after adjusting sales in fiscal 2008 for the extra week of $99.8 million, total comparable fourth quarter fiscal 2008 sales declined 3.8%.
Consolidated EBITDA1 for fiscal 2009 decreased 2.5% to $140.1 million, or 2.7% of sales, as compared to $143.7 million, or 3.1% of sales, for the prior year. After excluding the effect of the extra week in fiscal 2008, Consolidated EBITDA declined 0.4% in the fiscal 2009. For the fourth quarter 2009, Consolidated EBITDA decreased 11.9% to $31.3 million, or 2.6% of sales, compared to $35.5 million, or 3.0% of sales, in the same prior-year period. After excluding the effect of the extra week in fiscal 2008 of $3.0 million, Consolidated EBITDA declined 3.9% in the fourth quarter 2009. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

[1]	Consolidated EBITDA, and segment EBITDA are calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

Net earnings for fiscal 2009 were $2.8 million, or $0.21 per diluted share, as compared to net earnings of $33.1 million, or $2.52 per diluted share, in fiscal 2008. Net earnings for fiscal 2009 were negatively affected by significant items, which are presented in a table below, totaling $40.3 million (net of tax), or $3.01 per diluted share, while net earnings for fiscal 2008 were negatively impacted by significant items totaling $9.5 million, or $0.73 per diluted share. As announced on January 15, 2010, the Company took a non-cash goodwill impairment charge in the fourth quarter of fiscal 2009 relating to its retail segment. The charge taken was $50.9 million, or $3.58 per diluted share.
A net loss of $43.1 million was recognized during the fourth quarter 2009, or $3.20 per diluted share, as compared to net earnings of $5.4 million, or $0.41 per diluted share, in the prior year quarter. Net earnings for the fourth quarter 2009 were negatively impacted by significant items presented below, totaling $51.7 million, or $3.83 per diluted share, while earnings for the fourth quarter 2008 were negatively affected by significant items totaling $4.9 million, or $0.38 per diluted share.
“In the fourth quarter the food distribution and retail industry continued to feel the impact of shifts in consumer shopping patterns and price deflation and we were no exception. However, we continued to focus on things we could control such as the proactive management of expenses and debt reduction, which helped us to achieve a strong free cash flow to net assets ratio above 10% for the year,” said Alec Covington, President and CEO of Nash Finch. “While we expect industry headwinds to continue, we remain focused on strategic priorities that can drive long-term shareholder value such as prudent management of our balance sheet and financial liquidity, additional investment opportunities in our military business that can drive further growth, and opportunistic acquisitions.”
The following table identifies the significant net credits (charges) affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the fourth quarter, fiscal 2009 and prior year results:

	4th Quarter		YTD
(dollars in millions except per share amounts)	2009	2008	2009	2008

Significant credits (charges)
Gain on sale of intangible asset	$0.7	—	0.7	0.6
Net reduction of lease reserves	—	—	—	0.4
Acquisition & integration costs	(0.4)	(0.5)	(2.8)	(0.5)
Store opening costs	—	—	(0.7)	—
Other	(0.2)	—	(0.6)	(0.8)

Significant net credits (charges) impacting Consolidated EBITDA	$0.1	(0.5)	(3.4)	(0.3)

LIFO credits (charges)	$2.3	(7.8)	3.0	(19.7)
Net reduction of lease reserves	(1.4)	0.3	(3.1)	2.4
Gain on acquisition of a business	—	—	6.7	—
Litigation gain	—	—	7.6	—
Goodwill impairment	(50.9)	—	(50.9)	—
Other impairments & special charge	(6.5)	—	(8.2)	(1.0)
Other	—	—	(1.4)	(0.8)

Total significant net charges impacting earnings before tax	$(56.4)	(8.0)	(49.7)	(19.4)

Income tax on significant net charges	2.1	3.1	2.5	7.6
Tax effect on gains and impairments	2.6	—	5.3	—
Prior year tax true-ups	—	—	1.6	2.3

Total significant net charges impacting net earnings	$(51.7)	(4.9)	(40.3)	(9.5)

Diluted earnings per share impact	$(3.83)	(0.38)	(3.01)	(0.73)

Military Distribution Results

	4th Quarter		%	YTD		%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$477.0	334.0	42.8%	1,985.3	1,290.6	53.8%
Segment EBITDA[1]	12.8	12.7	0.8%	55.4	51.2	8.2%
Percentage of Sales	2.7%	3.8%		2.8%	4.0%

The military segment sales increased $694.7 million, or 53.8%, to $1.985 billion in fiscal 2009 as compared to fiscal 2008. Excluding the extra sales from the additional week in fiscal 2008 and the acquisition of three distribution centers on January 31, 2009 of $683.3 million, comparable sales increased 2.7% in fiscal 2009. Military segment sales increased $143.0 million, or 42.8%, to $477.0 million in the fourth quarter 2009. Excluding the week of extra sales and the three acquired distribution centers of $174.8 and adjusting sales in the fourth quarter of fiscal 2008 for $28.4 million of the extra week, comparable sales decreased 1.1% in the fourth quarter of 2009.
Military EBITDA increased by 8.2% in fiscal 2009 and 0.8% in the fourth quarter 2009 as compared to the same periods last year. EBITDA as a percentage of sales decreased to 2.8% in fiscal 2009 and 2.7% in the fourth quarter 2009 as compared to 4.0% and 3.8% in the same comparable periods in 2008, respectively, and includes acquisition and integration costs of approximately $2.8 million and $0.5 million, respectively. The military segment EBITDA margin was also negatively impacted by approximately 1.0% of sales in the fourth quarter and fiscal 2009, respectively, as compared to 2008 due to the three newly acquired distribution centers which currently operate at a lower EBITDA margin than the rest of our military business. After excluding the effect of the extra week in fiscal 2008 of $1.1 million, Consolidated EBITDA increased 10.2% as compared to the same period last year.

“The Company is committed to expanding the military business and we will open a 400,000 square foot distribution center in Columbus, Georgia in 2010 that complements our military distribution centers in the Southeast” said Mr. Covington. “This will allow us to better serve the commissaries in that region and will provide significant transportation savings as well as long-term strategic growth opportunities.”
Food Distribution and Retail Results

	4th Quarter		%	YTD		%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales
Food Distribution	$615.0	706.3	(12.9%)	2,655.0	2,740.5	(3.1%)
Retail	130.4	148.1	(11.9%)	572.3	602.5	(5.0%)

Total	745.4	854.5	(12.8%)	3,227.3	3,342.9	(3.5%)

Segment EBITDA[1]
Food Distribution	$22.6	26.6	(15.1%)	96.9	109.6	(11.5%)
Retail	4.8	8.3	(41.7%)	26.6	31.4	(15.3%)

Total	$27.4	34.9	(21.4%)	123.5	141.0	(12.4%)

Percentage of Sales	3.7%	4.1%		3.8%	4.2%

The food distribution and retail segments sales decreased by 3.5% to $3.227 billion in fiscal 2009 versus fiscal 2008. Total segment comparable sales for fiscal 2009 were down 2.1% after excluding the extra week of sales attributable to fiscal 2008. The segment sales in the fourth quarter 2009 decreased by 12.8% to $745.4 million versus the fourth quarter of 2008. On a comparable basis, sales decreased 4.8% in the fourth quarter 2009 after adjusting fiscal 2008 sales by $71.3 million for the extra week and were reflective of deflation which translated into negative comparables sales to existing customers and same store sales declines of 3.1% in our retail units.
The food distribution and retail segments EBITDA decreased by 12.4% in fiscal 2009 and decreased 21.4% in the fourth quarter 2009 as compared to the same periods last year. EBITDA decreased as a percentage of sales to 3.8% in fiscal 2009 as compared to 4.2% in fiscal 2008. EBITDA as a percentage of sales declined to 3.7% in the fourth quarter 2009 from 4.1% in 2008. After adjusting for the extra week in the fourth quarter of fiscal 2008 of $2.9 million, EBITDA declined 14.3% as compared to the same period last year.

Summary
“We will continue to implement supply chain and working capital initiatives across our business segments as we work to achieve our long-term financial targets”, said Mr. Covington. “In 2010, in addition to expanding our military facilities, we remain committed to adding new food distribution customers and we will focus on initiatives that reduce administrative and operating expenses. We will also continue to strengthen our balance sheet and reduce debt. We are well positioned and have the financial capacity to make investments in support of our strategic plan.”
Financial Target Progress
Substantial improvements on the Company’s financial targets have been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, from Fiscal 2006 to the end of Fiscal 2009, Consolidated EBITDA margin improved from 2.2% to 2.7% of sales and the debt leverage ratio has improved by more than one full turn of EBITDA from 3.11x to 2.02x. The organic revenue growth metric was affected by the uncertain economic environment which turned negative 0.6% for fiscal 2009. The ratio of free cash flow to net assets metric was 10.6% in fiscal 2009. The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		Fiscal		Fiscal		Fiscal		Fiscal
Financial Targets	Target		2009		2008		2007		2006
Organic Revenue Growth	2.0%		(0.6%)		3.1%		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		2.7%		3.1%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets	10.0%		10.6%		12.0%		9.2%		8.7%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0	x	2.02	x	1.75	x	2.20	x	3.11	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).
Liquidity
Total debt decreased by $49.9 million during the fourth quarter 2009 to $283.5 million. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the fourth quarter 2009 was 2.02x. Availability on the Company’s revolving credit facility at the end of the quarter was $203.3 million.

Share Repurchase Program
As previously announced, the Board of Directors authorized a share repurchase program for the Company to spend up to $25.0 million to purchase shares of the Company’s common stock. The program took effect on November 16, 2009 and will continue until December 31, 2010. During the fourth quarter of 2009 the Company repurchased 30,720 shares in the open market for $1.0 million dollars at an average price per share of $33.10
Goodwill Impairment and Special Charge
Annually, we perform an impairment test of goodwill during the fourth quarter based on conditions as of the end of our third fiscal quarter in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 350 (originally issued as Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets"). The test indicated an impairment of our retail segment goodwill, and the resulting analysis resulted in a charge of $50.9 million to retail goodwill and reflects the lower market multiples and fair value of the retail business. The impairment of the retail segment goodwill is a non-cash charge that does not impact cash flow or Consolidated EBITDA. After the charge, there is approximately $18.9 million of retail goodwill remaining on the Company’s balance sheet.
In the fourth quarter the Company recorded a non-cash special charge of $6.0 million, due to an asset impairment in the food distribution segment. The charge is composed of write downs of $5.5 million of leasehold improvements and $0.5 million of capital lease and fixtures and equipment.
Customer Transition
Today the Company announced that it will discontinue its supply relationship with a portion of a buying group serviced out of the Company’s distribution center in Lumberton, NC. “Unfortunately, some of the members of this cooperative buying group which is supplied by Nash Finch have decided to leave the group and in doing so will transition to another supplier” said Mr. Covington. While it is not known with certainty which members ultimately will leave the buying group, it appears as though it will result in a reduction of less than 3% of the Company’s annual revenue and EBITDA. It is anticipated that the transition of supply will be completed within the next 60 days.
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A conference call to review the fourth quarter and fiscal 2009 results is scheduled for 10 a.m. CT (11 a.m. ET) on March 4, 2010. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 34 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our food distribution, military and retail businesses;

•	general sensitivity to economic conditions, including the uncertainty related to the current recession in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;

•	changes in consumer buying and spending patterns;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•	failure of our internal control over financial reporting;

•	changes in accounting standards;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	unionization of a significant portion of our workforce;

•	changes in health care, pension and wage costs and labor relations issues;

•	costs related to multi-employer pension plan;

•	product liability claims, including claims concerning food and prepared food products;

•	threats or potential threats to security; and

•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve	Thirteen	Fifty Two	Fifty Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 2	January 3	January 2	January 3
	2010	2009	2010	2009

Sales	$1,222,437	1,188,442	5,212,655	4,633,494
Cost of sales	1,126,851	1,090,560	4,793,967	4,226,545

Gross profit	95,586	97,882	418,688	406,949
Gross profit margin	7.8%	8.2%	8.0%	8.8%

Other costs and expenses:
Selling, general and administrative	65,273	72,154	287,328	288,263
Special charges	6,020	—	6,020	—
Gain on acquisition of a business	—	—	(6,682)	—
Gain on litigation settlement	—	—	(7,630)	—
Goodwill impairment	50,927	—	50,927	—
Depreciation and amortization	9,304	9,051	40,603	38,429
Interest expense	5,607	6,034	24,372	26,466

Total other costs and expenses	137,131	87,239	394,938	353,158

Earnings (loss) before income taxes	(41,545)	10,643	23,750	53,791

Income tax expense	1,562	5,231	20,972	20,646

Net earnings (loss)	$(43,107)	5,412	2,778	33,145

Net earnings (loss) per share:

Basic	$(3.31)	0.42	0.21	2.57
Diluted	$(3.20)	0.41	0.21	2.52

Cash dividends per common share	$0.180	0.180	0.720	0.720

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,032	12,864	13,007	12,886
Diluted	13,480	13,114	13,379	13,161

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	January 2, 2010	January 3, 2009
Assets
Current assets:
Cash and cash equivalents	$830	824
Accounts and notes receivable, net	250,767	185,943
Inventories	285,443	261,491
Prepaid expenses and other	11,410	13,909
Deferred tax assets	9,366	5,784

Total current assets	557,816	467,951

Notes receivable, net	23,343	28,353

Property, plant and equipment:	637,167	590,894
Less accumulated depreciation and amortization	(422,529)	(392,807)

Net property, plant and equipment	214,638	198,087

Goodwill	166,545	218,414
Customer contracts and relationships, net	21,062	24,762
Investment in direct financing leases	3,185	3,388
Other assets	12,947	11,591

Total assets	$999,536	952,546

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$4,438	4,032
Accounts payable	240,483	220,610
Accrued expenses	60,524	73,087
Income taxes payable	3,064	—

Total current liabilities	308,509	297,729

Long-term debt	257,590	222,774
Capitalized lease obligations	21,442	25,252
Deferred tax liability, net	19,323	22,232
Other liabilities	42,113	35,539
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value.
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,675 and 13,665 shares respectively	22,792	22,776
Additional paid-in capital	106,705	98,048
Common stock held in trust	(2,342)	(2,243)
Deferred compensation obligations	2,342	2,243
Accumulated other comprehensive income (loss)	(10,756)	(10,876)
Retained earnings	261,821	268,562
Treasury stock at cost, 863 and 848 shares, respectively	(30,003)	(29,490)

Total stockholders’ equity	350,559	349,020

Total liabilities and stockholders’ equity	$999,536	952,546

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year Ended
	52 Weeks	53 Weeks
	January 2	January 3
	2010	2009
Operating activities:
Net earnings	$2,778	33,145
Adjustments to reconcile net earnings to net cash provided by operating activities:

Special charges — non cash portion	6,020	—
Impairment of retail goodwill	50,927	—
Gain on acquisition of a business	(6,682)	—
Gain on litigation settlement	(7,630)	—
Depreciation and amortization	40,603	38,429
Amortization of deferred financing costs	1,779	2,142
Non-cash convertible debt interest	4,944	4,651
Rebateable loans	4,095	2,992
Provision for bad debts	1,411	(1,292)
Provision for lease reserves	3,136	(1,832)
Deferred income tax expense	(10,764)	3,622
Gain on sale of real estate and other	(137)	(187)
LIFO charge	(3,033)	19,740
Asset impairments	2,460	2,555
Share-based compensation	9,084	8,792

Deferred compensation	1,223	244
Other	(151)	(742)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(6,250)	17,430
Inventories	21,143	(31,489)
Prepaid expenses	(1,081)	839
Accounts payable	(8,178)	(1,037)
Accrued expenses	(12,367)	3,970
Income taxes payable	6,854	13,048
Other assets and liabilities	2,189	(3,021)

Net cash provided by operating activities	102,373	111,999

Investing activities:
Disposal of property, plant and equipment	830	438
Additions to property, plant and equipment	(30,402)	(31,955)
Business acquired, net of cash	(78,056)	(6,566)
Loans to customers	(2,350)	(24,050)
Payments from customers on loans	4,769	1,588
Corporate-owned life insurance, net	(461)	131
Net cash used in investing activities	(105,670)	(60,414)

Financing activities:
Proceeds (payments) of revolving debt	30,500	87,300
Dividends paid	(9,239)	(9,229)
Proceeds from exercise of stock options	196	329
Proceeds from employee stock purchase plan	—	238
Repurchase of common stock	(1,017)	(14,348)
Payments of long-term debt	(595)	(119,255)
Payments of capitalized lease obligations	(3,436)	(3,639)
Increase (decrease) in outstanding checks	(10,065)	9,951
Payments of deferred financing costs	(2,874)	(3,573)
Tax benefit from exercise of stock options	(167)	603

Net cash used by financing activities	3,303	(51,623)

Net increase (decrease) in cash	6	(38)
Cash at beginning of year	824	862

Cash at end of year	$830	824

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)
Supplemental disclosure of cash flow information:

	Fifty-two		Fifty-three
	Weeks Ended		Weeks Ended
	January 2		January 3
Other Data (In thousands)	2010		2009

Total debt	$283,470		$252,058
Stockholders’ equity	$350,559		$349,020
Capitalization	$634,029		$601,078
Debt to total capitalization	44.7%		41.9%

Non-GAAP Data
Consolidated EBITDA (a)	$140,137		$143,723
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.02	x	1.75	x

Comparable GAAP Data
Debt to earnings before income taxes (b)	11.94		4.69

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan

(b)	Leverage ratio is defined as the Company’s total debt at January 2, 2010 and January 3, 2009, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2009

	2009	2009	2009	2009	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs

Earnings before income taxes	$17,526	16,114	31,655	(41,545)	23,750
Add/(deduct)
LIFO	—	(287)	(445)	(2,301)	(3,033)
Depreciation and amortization	9,335	9,372	12,592	9,304	40,603
Interest expense	5,304	5,840	7,621	5,607	24,372
Special Charge	—	—	—	6,020	6,020
Goodwill impairment	—	—	—	50,927	50,927
Gain on acquisition of a business	(6,682)	—	—	—	(6,682)
Gain on litigation settlement	—	—	(7,630)	—	(7,630)
Closed store lease costs	1,066	—	425	1,644	3,135
Asset Impairment	—	898	840	722	2,460
Gains on sale of real estate	3,307	2,408	1,706	1,663	9,084
Stock Compensation	—	—	(54)	—	(54)
Subsequent cash payments on non-cash charges	(617)	(714)	(712)	(772)	(2,815)

Total Consolidated EBITDA	$29,239	33,631	45,998	31,269	140,137

	2009	2009	2009	2009	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$20,930	23,432	29,964	22,552	96,878
Military	13,099	12,432	17,027	12,802	55,360
Retail	5,734	6,775	9,252	4,834	26,595
Unallocated Corporate Overhead	(10,524)	(9,008)	(10,245)	(8,919)	(38,696)

	$29,239	33,631	45,998	31,269	140,137

	2009	2009	2009	2009	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment profit
Food Distribution	$18,832	21,371	27,302	20,611	88,116
Military	12,036	11,098	15,183	11,400	49,717
Retail	3,328	4,297	5,882	2,381	15,888
Unallocated Corporate Overhead	(16,670)	(20,652)	(16,712)	(75,937)	(129,971)

	$17,526	16,114	31,655	(41,545)	23,750

FY 2008

	2008	2008	2008	2008	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Earnings (loss) before income taxes	$16,281	13,838	13,029	10,643	53,791
Add/(deduct)
LIFO	1,134	2,397	8,360	7,849	19,740
Depreciation and amortization	9,032	8,703	11,643	9,051	38,429
Interest expense	6,117	6,759	7,556	6,034	26,466
Closed store lease costs	(2,094)	99	480	(317)	(1,832)
Asset Impairment	395	401	694	1,065	2,555
Gains on sale of real estate	1,943	2,022	3,013	1,814	8,792
Subsequent cash payments on non-cash charges	(2,184)	(612)	(787)	(635)	(4,218)

Total Consolidated EBITDA	$30,624	33,607	43,988	35,504	143,723

	2008	2008	2008	2008	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment Consolidated EBITDA after reclass of bad debt expense
Food Distribution	$25,270	24,975	32,814	26,568	109,627
Military	11,234	11,554	15,678	12,698	51,164
Retail	6,645	7,003	9,443	8,291	31,382
Unallocated Corporate Overhead	(12,525)	(9,925)	(13,947)	(12,053)	(48,450)

	$30,624	33,607	43,988	35,504	143,723

	2008	2008	2008	2008	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment profit after reclass of bad
Food Distribution	$22,940	22,885	30,028	24,422	100,275
Military	10,762	11,091	15,072	12,200	49,125
Retail	4,543	4,774	6,326	5,692	21,335
Unallocated Corporate Overhead	(21,964)	(24,912)	(38,397)	(31,671)	(116,944)

	$16,281	13,838	13,029	10,643	53,791